Report of Independent Accountants

To the Board of Directors and Stockholder of Lindquist Computer Service, Inc.:

In connection with our audits of the financial statements of Lindquist Computer Services, Inc. as of December 31, 1993 and August 31, 1994, and for the year ended December 31, 1993 and the eight-month period ended August 31, 1994, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in Item 16 herein.

In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.



                                           Coopers & Lybrand L.L.P.

Minneapolis, Minnesota
October 1, 1996